Exhibit 99.1

REALTY INCOME ANNOUNCES $1.0 BILLION COMMERCIAL PAPER PROGRAM

SAN DIEGO, CALIFORNIA, August 21, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that it has established a U.S. dollar-denominated unsecured commercial paper program.

Under the terms of the program, the company may issue from time to time unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion. The notes will be sold under customary terms in the United States commercial paper note market and will rank pari passu with all of the company’s other unsecured senior indebtedness, including the company’s outstanding senior notes and borrowings under the company’s revolving credit facility. Note proceeds will be used for general corporate purposes. The company expects to use its $3.0 billion revolving credit facility as a liquidity backstop for the repayment of the notes issued under the commercial paper program.

The notes to be offered under the commercial paper note program have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes under the company’s commercial paper note program.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the company’s tenants’ ability to adequately manage its properties and fulfill their respective lease obligations to the company, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets and Finance
(858) 284-5177